**APPROVED FOR EXTERNAL USE**
~ Joint-Bookrun IPO Pricing ~

Superior Offshore International, Inc.
(“DEEP”/NASDAQ)
*****
10,166,667 Share Initial Public Offering
(8,666,667 Shares Primary/1,500,000 Shares
Secondary (200,000 by Louis E. Schaefer, Jr. and
1,300,000 by Schaefer Holdings, LP))
~ Upsized from 8,666,667 Shares~
Greenshoe (15%): 1,525,000 Shares (100% Secondary:
All by Louis E. Schaefer, Jr.)
Following the offering, Louis E. Schaefer, Jr. will
beneficially own 13,336,667 shares representing 52.0% of
the outstanding common stock (or 11,811,667 shares
representing 46.0% if the underwriters exercise
the overallotment option in full).
Offer Price: $15.00
~ Initial Price Range: $14.00 — $16.00 ~
Trade Date: 4/19/2007
Settlement Date: 4/25/2007

CUSIP: 86825Q104
Joint-Bookrunners: Merrill Lynch & JP Morgan
Co-Managers: Howard Weil Inc., Johnson Rice & Co.
and Simmons & Co.
Superior Offshore International, Inc. is a provider of subsea construction and commercial diving services to the crude oil and natural gas exploration and production and gathering and transmission industries on the outer continental shelf of the Gulf of Mexico.
This free writing prospectus supplements and updates certain information in the preliminary prospectus dated April 5, 2007 relating to this offering included in
Amendment No. 6 to the Registration Statement on Form S-1 (Registration No. 333-136567)
of Superior Offshore International, Inc. primarily to reflect an increase in the size of the offering by 1,500,000 shares of common stock (all of which increase will be offered by the Selling Stockholders), an increase in the over-allotment option to be granted by the Selling Stockholders by 225,000 shares, the pricing of our initial public offering at $15 per share and certain related matters.
The issuer will not receive any of the proceeds from any sale of shares of common stock by the selling stockholders. The most recent prospectus may be accessed through the following link:
http://www.sec.gov/Archives/edgar/data/1372326/000095013407007570/h38373a6sv1za.htm.
Superior Offshore International, Inc., the issuer, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you are encouraged to read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.
This announcement and any offer if made subsequently is directed only at persons in member states of the
European Economic Area who are “qualified investors” within the meaning of Article 2(1)(e) of the
Prospectus Directive (Directive 2003/71/EC) (“Qualified Investors”). Any person in the EEA who acquires the securities in any offer (an “investor”) or to whom any offer of the securities is made will be deemed to have represented and agreed that it is a Qualified Investor. Any investor will also be deemed to have represented and agreed that any securities acquired by it in the offer have not been acquired on behalf of persons in the EEA other than Qualified Investors or persons in the UK and other member states (where equivalent legislation exists) for whom the investor has authority to make decisions on a wholly discretionary basis, nor have the securities been acquired with a view to their offer or resale in the EEA to persons where this would result in a requirement for publication by the company, Merrill Lynch
International (“MLI”) or any other manager of a prospectus pursuant to Article 3 of the Prospectus Directive.
The company, MLI and their affiliates, and others will rely upon the truth and accuracy of the foregoing representations and agreements.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO
THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER
NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING
SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.